EXHIBIT 10.28

LaSalle Bank N. A. 135 South LaSalle Street Suite 1760 Chicago, Illinois 60603 (312) 904-2000 (312) 904-2903 Fax

CONFIDENTIAL

March 9, 20005

FreightCar America, Inc

Two North Riverside Plaza

Suite 1250

Chicago, IL 60606

Attention: Mr. Kevin Bagby

Chief Financial Officer

Gentlemen:

You have advised LaSalle Bank National Association (“LaSalle”) that you are seeking a senior credit facility (the “Facility”) on the terms and conditions attached as Exhibit A to this Commitment Letter which forms an integral part of this Commitment Letter and is incorporated herein by reference.

LaSalle is pleased to advise you that it agrees to commit $50,000,000 (the “Commitment”) toward the Facility, subject to the terms and conditions contained in this Commitment Letter.

The proceeds of the Facility will be used as to finance working capital requirements of the Company through direct borrowings and the issuance of stand by letters of credit.

Upon your acceptance of the Commitment, LaSalle intends to act as arranger to form a group of financial institutions (together with LaSalle, the “Lenders”), for which LaSalle will act as the administrative agent (in such capacity, the “Administrative Agent”) and sole arranger in connection with the Facility.

The fees payable to LaSalle in connection with the Facility are set forth in a separate letter of even date herewith (the “Fee Letter”).

To assist LaSalle in its syndication efforts, you agree to provide upon its request all information reasonably deemed necessary by LaSalle to successfully complete the syndication of the Facility. You authorize LaSalle to commence syndication efforts immediately and agree to actively assist LaSalle in achieving a syndication that is satisfactory to LaSalle and you. LaSalle reserves the right (in consultation with you) to allocate the commitments offered by the Lenders.

You hereby agree that LaSalle shall have the exclusive right to structure, arrange and syndicate the financing contemplated by the Facility and that no additional agents, co-agents or arrangers will be appointed, or other titles allocated, without LaSalle’s prior written consent. You also agree that, without the consent of LaSalle, none of FreightCar America, Inc. (the “Company”) nor any of its subsidiaries will, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or knowingly encourage submission of proposals or offers from any person or entity relating to the financing contemplated by the Facility, or participate in any negotiations regarding or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person or entity to do or seek any of the foregoing. You will (a) provide LaSalle with sufficient information, including financial projections, to enable LaSalle to prepare an information package describing the Company and its subsidiaries and (b) make the Company’s management available for one or more lenders’ meetings to be held by LaSalle during the syndication process. LaSalle shall be expressly permitted to distribute any and all documents and information relating to the transactions contemplated hereby and received from you or any other source to any potential Lender, participant or assignee on a confidential basis.

In addition to the conditions to funding or closing set forth herein, the Commitment is subject to, among other conditions, (a) LaSalle’s satisfactory completion of its final due diligence with respect to the Company and its subsidiaries, including a satisfactory review of the Company’s proposed organization and legal structure, and tax, labor, ERISA, significant contracts and other matters, (b) the negotiation and execution of a amended and restated credit agreement and other related documentation satisfactory to LaSalle, (c) there being no material adverse change (in the reasonable opinion of LaSalle) in the business, assets, liabilities, properties, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries since December 31, 2004 and (d) there not having occurred and being continuing a material disruption or material adverse change in the financial, banking or capital markets generally affecting credit facilities similar to the Facility which, in LaSalle’s reasonable judgment, could reasonably be expected to materially impair the syndication of the Facility.

In the event of a material disruption or material adverse change in the financial, banking or capital markets generally affecting credit facilities similar to the Facility which, in LaSalle’s reasonable judgment, materially impairs the syndication of the Facility, you hereby agree to enter into such modifications to the terms of the Facility as LaSalle may reasonably request as necessary for the syndication of the Facility and, in the event such syndication shall prove to be impracticable in LaSalle’s reasonable determination, such modifications (including adjustments to one or more interest rate margins and fees) as LaSalle may reasonably request as necessary to make the syndication of the Facility reasonably practicable.

You hereby represent and covenant that (a) all written information (other than Projections (as defined below)) (the “Information”) that has been or will be made available to LaSalle by you or any of your representatives (in each case, with respect to Information furnished to LaSalle prior to the date of commencement of the syndication of the Facility, as supplemented from time to time prior to such date) is or will be complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) all financial projections (“Projections”) that have been or will be made available to LaSalle by you or any of your representatives have been or will be prepared in good faith based upon assumptions you believe to be reasonable (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that such Projections will be realized). You understand that in arranging and syndicating the Facility, LaSalle may use and rely on the Information and Projections without independent verification thereof.

In consideration of the execution and delivery of this Commitment Letter by LaSalle and the Commitment provided hereunder, you hereby agree to indemnify, exonerate and hold LaSalle and each of its officers, directors, employees, affiliates and agents (each an “Indemnified Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including attorneys’ fees and expenses (including the allocated fees and disbursements of

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internal legal services) (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to the Transactions or other similar transactions financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Facility, or the execution, delivery, performance or enforcement of this Commitment Letter, or the providing or syndication of the Facility, by any of the Indemnified Parties, except for any such Indemnified Liabilities arising on account of the applicable Indemnified Party’s gross negligence or willful misconduct as determined by a final, nonappealable judgment by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, you hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. No Indemnified Party shall be liable for any damages arising from the use by others of any information or other materials obtained through Intralinks or other similar information transmission systems in connection with this Commitment Letter, the Transactions, the Facility or the syndication thereof, nor shall any Indemnified Party have any liability with respect to, and you hereby waive, release and agree not to sue for, any special, indirect or consequential damages relating to this Commitment Letter or arising out of its activities in connection herewith or therewith (whether before or after the closing of the Facility). Your obligations under this paragraph shall expire upon the execution and delivery by you and LaSalle of definitive loan documentation, but otherwise will survive the termination of this Commitment Letter.

The reasonable out-of-pocket costs and expenses (including all legal (including the allocated fees and disbursements of internal legal services), environmental, accounting and other consultant costs and fees) incurred by LaSalle in connection with the evaluation and/or documentation (including the costs of Intralinks (or other similar information transmission systems), if applicable) of this Commitment Letter, the Fee Letter, the Facility (and the syndication thereof) and the other Transactions shall be payable upon demand by the Company.

Each party acknowledges that this Commitment Letter supersedes any and all discussions and understandings, written or oral, between or among LaSalle and any other person as to the subject matter hereof, including, without limitation, any prior proposal or commitment letters and term sheets. This Commitment Letter may only be amended, waived or modified in writing and executed by the parties hereto.

The terms contained in this Commitment Letter and the Fee Letter are confidential and, except for disclosure to your board of directors, officers and employees, to professional advisors retained by you or as may be required by law or court order, may not be disclosed in whole or in part to any other person or entity without LaSalle’s prior written consent; provided that any information with respect to the “tax treatment” or “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated herein shall not be confidential and each party hereto may disclose without limitation of any kind any information with respect to the “tax treatment” or “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4). No disclosure permitted above shall create any third-party beneficiary as to the Commitment. This paragraph shall survive any termination of this Commitment Letter.

This Commitment Letter will terminate on March 11, 2005 unless on or before that date you sign and return an enclosed counterpart of this Commitment Letter and the Fee Letter and pay the initial amounts of the fees required under the Fee Letter, and it will expire on April 30, 2005 if the Facility have not closed on or before that date. Delivery of an executed counterpart of this Commitment Letter by facsimile or other electronic transmission shall constitute valid delivery of an executed counterpart hereof.

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This Commitment Letter and the Fee Letter shall be a contract made and governed by the internal laws of the State of Illinois applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.

EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS COMMITMENT LETTER OR THE FEE LETTER, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS COMMITMENT LETTER OR THE FEE LETTER, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS COMMITMENT LETTER SHALL BE DEEMED OR OPERATE TO PRECLUDE LASALLE FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. EACH PARTY HERETO EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH PARTY HERETO EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

LaSalle is pleased to have this opportunity and looks forward to working with you.

Very truly yours,

LASALLE BANK NATIONAL ASSOCIATION

Accepted and Agreed

as of March     , 2005

By:
Name:
Title:

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Confidential Summary of Indicative Terms and Conditions

Exhibit A

SENIOR SECURED CREDIT FACILITIES

TERM SHEET

Co-Borrowers:	Johnstown America Corporation, Freight Car Services, Inc., JAC Operations, Inc., FreightCar Roanoke, Inc. and JAIX Leasing Company.

Guarantees:	The Facilities will be guaranteed by JAC Patent Company, JAC Intermedco, Inc. and FreightCar America, Inc. (formerly JAC Holdings International, Inc., the “Company” or “FCA”) and any future subsidiaries or affiliates.

Administrative Agent:	LaSalle Bank National Association (“LaSalle” and, in such capacity, the “Administrative Agent”)

Lead Arranger:	LaSalle

Lenders:	A syndicate of financial institutions (including LaSalle) and other accredited investors arranged by Administrative Agent in consultation with the Company.

Facilities:	$50 million senior secured revolving credit facility (the “Revolving Credit Facility” or “Facility” ), with a subfacility for letters of credit issued by LaSalle or one of its affiliates (the “Issuing Lender”) in an amount equal to $30,000,000 and a sub-facility for swingline loans as described below.

Swingline Facility:	A portion of the Revolving Credit Facility (in an amount to be determined) may be made available by LaSalle for short-term loans as part of a risk-participated swingline facility.

Maturity:	3 years from closing date

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Confidential Summary of Indicative Terms and Conditions

Revolving Credit Availability:

Availability under the Revolving Credit Facility will be based on a borrowing base formula as follows:

The lesser of:

(a)    the Revolving Commitment (which shall be $50,000,000 on the Closing Date), or

(b)    the sum of:

(i)     85% of all Eligible Accounts and Eligible Foreign Accounts;

(ii)    70% of all Eligible Finished Inventory;

(iii)  60% of all Eligible Semi-Finished Inventory.

Terms are here as defined in the Credit Agreement between LaSalle and the Co-Borrowers dated Sept. 11, 2003.

Outstanding letters of credit [and swingline loans] will be reserved against availability.

Purpose:	To refinance existing indebtedness and to finance working capital requirements of the Company through direct borrowings and the issuance of stand by letters of credit.

Fees and Interest Rates:	See Annex I.

Voluntary Prepayments and Commitment Reductions:	The Company may prepay amounts outstanding under the Facilities in whole or in part (in minimum amounts to be agreed upon), with prior notice but without premium or penalty (but subject to payment of costs associated with breakfunding on LIBOR loans). The Company may reduce commitments under the Revolving Credit Facility upon 30 days advance notice and in minimum amounts of $2 million and higher integral numbers of $1 million.

Security:	The Facilities will be secured by a first priority perfected security interest in substantially all existing and after acquired assets (real and personal) of the Loan Parties and all products and proceeds thereof. The Loan Parties will authorize the filing of UCC financing statements prior to closing of the Facilities. In addition, the Facilities will be secured by a first priority pledge of all outstanding equity securities of the Company’s subsidiaries.

Initial Conditions:

The closing of the Facilities will be subject to customary closing conditions, all in form and substance satisfactory to the Administrative Agent, including, without limitation, the following:

(a)    The Administrative Agent shall have received an amended and restated credit agreement and other loan documents and all conditions to the initial borrowing thereunder shall have been satisfied. Such loan documents shall to be similar in nature to the Credit Agreement dated September 11, 2003.

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Confidential Summary of Indicative Terms and Conditions

(b)    The Company shall have received gross proceeds from its Initial Public Offering in an amount satisfactory to the Administrative Agent sufficient to retire all existing indebtedness (except Letters of Credit issued by the Lender) of the Company immediately prior to such Initial Public Offering.

(c) All principal and interest due under GE Capital Loan Agreement have been paid and the Agreement has ended.

(d) All Holding Company Notes have been repaid and the Note holders have no claims on FCA or the Co-Borrowers.

(e)    Caravelle Deferred Financing Fee Agreement, Hancock Management Agreements, Holding Management Agreement, and Santomero Management Agreement as these agreements are defined in the Credit Agreement dated September 11, 2004 have been terminated.

(f) FCA will provide (i) Final S1 Registration Statement for FCA; (ii) audited financial statements for 2003 and 2004 and (iii) other financial information reasonably requested by LaSalle.

(g) The Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the closing date.

(h)    The Administrative Agent shall have received the results of recent tax, judgment and UCC lien searches in each relevant jurisdiction with respect to the Loan Parties, and such searches shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by the credit agreement.

(i)     All documents and instruments required to perfect the Administrative Agent’s security interest in the collateral under the Facilities shall have been executed and be in proper form for filing, and, in connection with real estate collateral, the Administrative Agent shall have received title insurance policies, surveys, permits and other customary documentation requested by the Administrative Agent.

(j) The Administrative Agent shall be reasonably satisfied with the insurance program to be maintained by the Loan Parties.

(k)    If requested, the Administrative Agent shall have received a solvency certificate from the chief financial officer of the Company which shall document the solvency of the Company and its subsidiaries after giving effect to the transactions contemplated hereby.

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Confidential Summary of Indicative Terms and Conditions

(l) If requested, the Administrative Agent shall have received an environmental audit with respect to certain real property owned or leased by the Loan Parties.

(m) The Administrative Agent shall have received such legal opinions as Administrative Agent may reasonably request.

(n) The Administrative Agent and the Lenders shall have received satisfactory projected income statements, balance sheets and cash flow statements prepared by the Company.

(o)    Co-Borrowers agree to continue their primary banking, to include general checking and lock box accounts, with LaSalle. Normal charges shall be assessed thereon. Although no compensating balance is required, Borrower may keep monthly balances in order to merit earnings credits which may cover LaSalle’s service charges for demand deposit account activities.

(p)    The Administrative Agent shall be satisfied that, since December 31, 2004 there has been no material adverse change in the business, assets, liabilities, properties, condition (financial or otherwise), results of operations or prospects of the Loan Parties.

(q)    The Administrative Agent shall have received such other documents, agreements, certificates and opinions to be executed or delivered, or relating to the transactions contemplated, on or prior to the closing date as the Administrative Agent or the Lenders may request.

(r)     The Administrative Agent shall have received a field audit examination and appraisals (including appraisals of fixed assets and inventory) requested by the Administrative Agent and the results thereof shall be satisfactory to the Administrative Agent in its sole and absolute discretion.

Ongoing Conditions:	The making of each extension of credit shall be conditioned upon (a) the accuracy of all representations and warranties in the credit agreement and the other loan documents and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.

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Confidential Summary of Indicative Terms and Conditions

Representations and Warranties:	Similar in nature to those in the Agreement dated September 11, 2003, including without limitation financial statements, absence of undisclosed liabilities, enforceability of loan documents, taxes, investment company act and public utility holding company act, accuracy of disclosure, insurance, subordinated debt agreements and related agreements, due organization and authorization, no conflict, required approvals, ownership of properties, burdensome obligations, no material adverse change, no violation of Regulation T, U or X, pension and welfare plans, solvency, no material litigation, intellectual property, absence of default, labor matters and environmental matters.

Distributions:	Cash or stock dividends up to $10 mln in aggregate per annum are permitted provided no Event of Default exists or will occur as a result of said dividend. Management fee payments are not permitted.

Restricted Cash Account:	Not required

Additional Indebtedness:	Capital Leases, operating leases, and indebtedness of a Credit Party secured by security interests permitted by Section 6.1(h) of the Credit Agreement dated Sept. 11, 2003, not to exceed $5,000,000 in annual payments in the aggregate at any time outstanding, net of any payments received pursuant to those Capital Leases and other transactions.

Affirmative Covenants:	Similar in nature to those in the Agreement dated September 11, 2003, including without limitation, financial information (including audited annual financial statements with unqualified opinion, monthly financial statements, monthly compliance certificates, monthly borrowing base certificates, monthly internal management reports, and SEC filings), use of proceeds, tax shelter registration, deposit accounts, corporate existence, employee plans, notice of default, environmental matters, litigation, payment of taxes and obligations, financial projections, compliance with laws, maintenance of property, insurance, inspection and further assurances.

Negative Covenants:	Similar in nature to those in the Agreement dated September 11, 2003, including without limitation lines of business, additional indebtedness, liens, guarantees, investments, cancellation of indebtedness, restricted payments, modification of certain agreements and instruments, inconsistent agreements, leases, consolidations, mergers and acquisitions, sale of assets, subsidiary dividends, and transactions with affiliates.

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Confidential Summary of Indicative Terms and Conditions

Financial Covenants:	To include, without limitation, the following financial covenants: 1. Minimum Interest Coverage Ratio 3.5x at all times, measured quarterly.

“Interest Coverage Ratio” means the ratio of (a) the Consolidated Group’s EBITDA (to include, through, through 9/30/05, an add-back for expenses and/or settlement costs, without duplication, of up to $9,200,000 in the aggregate related to the Pending Employment Litigation) plus non-cash expenses relating to the Borrower’s employee stock option plan (as stated in the final S1) plus Railcar Contract Losses minus Capital Expenditures (net of Capital Expenditures made using the Consolidated Group’s cash not financed by the Bank or another lender) minus Cash Taxes minus Dividends, to (b) Interest Expense.

2. Maximum Senior Debt Leverage Ratio 3.25x at all times, with a step-down to 3.00x for the quarter ended September 30, 2006.

“Senior Leverage Ratio” means the ratio of (a) the Consolidated Group’s Senior Funded Debt to (b) the Consolidated Group’s EBITDA (to include, through 9/30/95, add-backs for expenses and/or settlement costs, without duplication, of up to $9,200,000 in the aggregate related to the Pending Employment Litigation), plus non-cash expenses relating to the Borrower’s employee stock option plan (as stated in the final S1) plus the Railcar Contract Losses).

3.      Maximum Total Debt Leverage Ratio 3.75x at all times with a step down to 3.50x for the quarter ended September 30, 2006.

“Total Leverage Ratio” means the ratio of (a) the Consolidated Group’s Total Funded Debt, to (b) the Consolidated Group’s EBITDA (to include, through 9/30/05, add-backs for expenses and/or settlement costs, without duplication, of up to $9,200,000 in the aggregate related to the Pending Employment Litigation), plus non-cash expenses relating to the Borrower’s employee stock option plan (as stated in the final S1) plus the Railcar Contract Losses).

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Confidential Summary of Indicative Terms and Conditions

4.      Minimum Adjusted Tangible Net Worth equal to 85% of FCA’s Tangible Net Worth as of March 31, 2005 or close, whichever comes later, plus 65% percent of the aggregate cumulative Net Income earned for each fiscal quarter beginning with the quarter ending June 30, 2005.

5. Maximum Capital Expenditures of $10 mln per calendar year.

“Railcar Contract Losses” means the losses in 2004 on order 1400-964 to manufacture boxcars as stated in the final S1.

“Senior Funded Debt” of any Person means all Debt of the Consolidated Group not constituting Subordinated Debt, but excluding any Debt arising hereunder which is secured by any Cash Collateral.

“Tangible Net Worth” shall mean at any time the total of Tangible Assets minus Liabilities plus Subordinated Debt (if any).

“Tangible Assets” shall mean, as of any date of determination, the total of all assets appearing on a balance sheet prepared in accordance with GAAP as of such date of determination (with Inventory being valued at the lower of cost or market), after deducting all proper reserves (including reserves for Depreciation) minus the sum of (i) goodwill, patents, trademarks, prepaid expenses, deposits, deferred charges and other personal property which is classified as intangible property in accordance with GAAP, and (ii) any amounts due from shareholders, Affiliates, officers or employees.

Events of Default:	Similar in nature to those in the Agreement dated September 11, 2003, including, without limitation, failure to make payment when due, defaults under other agreements or indebtedness, noncompliance with covenants, breach of representation or warranty, bankruptcy, judgments in excess of specific amounts, pension plan defaults, impairment of security interests, invalidity of any guarantee, security interest or subordination provision, change of control.

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Confidential Summary of Indicative Terms and Conditions

Expenses; Indemnification:

Upon acceptance of the Commitment Letter, the Company agrees pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all documentation executed in connection with the Facilities, including, without limitation, legal fees of counsel to the Administrative Agent regardless of whether or not the Facilities close.

The Company shall indemnify the Administrative Agent, the Lenders and their respective directors, officers, affiliates, employees and agents from and against all losses, liabilities, claims, damages or expenses relating to the Facilities and the Company’s use of the Facilities, including, without limitation, reasonable attorneys’ fees and settlement costs, except to the extent that such losses, liabilities, claims, damages or expenses are incurred by reason of the gross negligence or willful misconduct of the applicable indemnified person, as determined by a final, nonappealable judgment by a court of competent jurisdiction.

Taxes and Yield Protection:	The Company will indemnify the Lenders for withholding taxes. The definitive loan documents will also contain customary tax gross-up, yield protection and breakage provisions.

Voting:	Required Lenders shall be equal to 50.1% or more of commitments under the Facilities or at least two lenders, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount of, or extensions of the scheduled date of amortization or final maturity of, any loan, (ii) reductions in the rate of interest or any fee or extensions of any due date therefore, and (iii) increases in the amount or extension of the expiry date of any Lender’s commitments and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications of the voting percentages and rights and (ii) releases of all or substantially all of the guarantees or all or substantially all of the collateral.

Assignments and Participations:	Each Lender may at any time sell assignments in the Facilities to eligible financial institutions or commercial banks in minimum amounts of $5,000,000 (or all of such Lender’s remaining loans and commitments) subject to the consent of the Administrative Agent, the Issuing Lender (for assignments of the Revolving Credit Facility only) and (so long as no event of default has occurred and is continuing) the Company (which shall not be unreasonably withheld or delayed). Each Lender may sell participations in all or any part of the Facilities, provided such participants shall only have voting rights with respect to certain customary or affected lender consent items.

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Confidential Summary of Indicative Terms and Conditions

Governing Law and Forum:	The loan documents will be governed by Illinois law. The Loan Parties will submit to the jurisdiction and venue of the federal and state courts located in Cook County in the State of Illinois and will waive any right to trial by jury.

Counsel to the Administrative Agent:	Faegre & Benson, Minneapolis, MN

Exclusivity:	From the date of acceptance of the Commitment Letter, there shall be no competing offer, placement or arrangement of any senior credit financing by or on behalf of the Company, and the Company will immediately advise the Administrative Agent if any such transaction is contemplated.

This Term Sheet is subject in its entirety to the Commitment Letter dated March 1, 2005 to which this Term Sheet is attached Capitalized terms used but not otherwise defined in this Term Sheet shall have the meanings ascribed to them in the Commitment Letter.

This Term Sheet does not attempt to describe all of the terms, conditions and requirements that would pertain to the Facilities, but rather is intended to outline certain basic items around which the Facilities will be structured. This Term Sheet is not intended to limit the scope of discussion or negotiation of any and all matters not inconsistent with the specific matters set forth herein.

This Term Sheet is confidential and may not be shared with any party other than officers, directors and agents of the Company without the prior consent of LaSalle.

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Confidential Summary of Indicative Terms and Conditions

Annex I

Interests and Certain Fees

Interest:

Loans will bear interest at a rate per annum over the Base Rate or the LIBOR Rate according to the Pricing Grid set forth below based on the most recent quarter end Senior Leverage Ratio (provided that until receipt of the 9/30/05 statements, the applicable interest rate margins will be no lower than those corresponding to Level III in the Pricing Grid).

Loans outstanding under the swingline facility will bear interest at the Base Rate plus the margin for Base Rate loans set forth in the Pricing Grid.

Pricing Grid

Applicable Margin (bps)
Level	Senior Debt/EBITDA	LIBOR Margin	Base Rate Margin	L/C Fee Rate
V	≥3.00	300	125	300
IV	<3.00	275	100	275
III	<2.50	250	75	250
II	<2.00	225	50	225
I	<1.50	175	0	175

Undrawn Pricing (bps)
Percentage Used*	Unused Fee
> 66 2/3% Used	50.0
< than 66 2/3 used but > than 33 and 1/3 used	37.5
< 33 and 1/3% used	25.0

*	Commitment Utilization includes direct borrowings and stand by letters of credit.

LIBOR Rate: The London Interbank Offered Rate (“LIBOR”) as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Administrative Agent in its sole discretion) for deposits in dollars for one, two, three or six month periods (“Interest Periods”) as offered at 11:00 a.m. London time two (2) business days prior to the borrowing date (or three (3) business days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding business day), adjusted for statutory reserve requirements.

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Confidential Summary of Indicative Terms and Conditions

Base Rate: The higher of (a) the rate publicly announced from time to time by the Administrative Agent as its “prime rate” and (b) the Federal Funds Rate plus 0.5% per annum.

Calculations:	All calculations of interest and fees will be made on the basis of a 360-day year and actual days elapsed; provided that calculations of interest on Base Rate loans will be made on the basis of a 365/366-day year and actual days elapsed.

Interest Payments:	On Base Rate Loans, Interest will be payable monthly in arrears on the last day of each calendar month; On LIBOR Loans, on the last day of each Interest Period.

Non-Use Fee:	A Non-Use Fee at a rate per annum determined by reference to the Pricing Grid will be payable on the daily unutilized portion of the Revolving Credit Facility. Such fee will be payable quarterly in arrears on the last day of each calendar quarter. The undrawn amount of letters of credit will count as utilization of the Revolving Credit Facility for purposes of calculating this fee. Outstanding swingline loans will not constitute utilization of the Revolving Credit Facility for purposes of calculating this fee.

Letter of Credit Fees:	A letter of credit fee at a rate per annum determined by reference to the Pricing Grid will be payable on the daily stated amount of all outstanding letters of credit. Such fee will be payable quarterly in arrears on the last day of each calendar quarter. In addition, the Company will pay the Issuing Lender for its own account for each Letter of Credit (a) a fronting fee in the amount separately agreed to between the Company and the Issuing Lender and (b) such other standard issuance, negotiation, processing and/or administration fees as may be charged by the Issuing Lender.

Default Rate:	Upon the occurrence and during the continuance of an event of default, at the option of the Required Lenders, the obligations under the Facilities will bear interest at a rate equal to an additional two percent (2%) per annum over the rate otherwise applicable, with such interest payable on demand. Imposition of the default rate will be automatic for payment and insolvency defaults.

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